Exhibit 2.2

Execution Copy

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) is made and entered into as of January 11, 2007 (the “Effective Time”) by and among TranSwitch Corporation, a Delaware corporation (“Parent”); Data - JCE Ltd., an Israeli company (“DJCE” and sometimes referred to as “Holder”); and U.S. Bank National Association, as escrow agent of the Escrow Shares (as defined below) (the “Escrow Agent”).

A. TranSwitch (Israel) Ltd., an Israeli company and wholly owned subsidiary of Parent (“Acquisition Sub”), Parent and DJCE have entered into an Asset Purchase Agreement dated as of December 5, 2006 (the “Asset Purchase Agreement”) setting forth certain terms and conditions pursuant to which Acquisition Sub is purchasing DJCE’s ASIC Design Center (‘the Division”) (the “Asset Purchase”).

B. Pursuant to Section 2.6(a) of the Asset Purchase Agreement, the Aggregate Purchase Consideration (as defined therein) is to be issued to the Holder.

C. The Asset Purchase Agreement provides that ten percent (10%) (the “Escrow Amount”) of the Aggregate Purchase Consideration (but only in the form of Parent Common Stock (as defined in the Asset Purchase Agreement) to be issued to the Holder in exchange for all of the Assets (as defined in the Asset Purchase Agreement) pursuant to the Asset Purchase will be placed in an escrow account to secure certain indemnification obligations of the Holder to Parent under Article 8 of the Asset Purchase Agreement on the terms and conditions set forth therein and herein.

NOW THEREFORE, for and in consideration of the foregoing and the mutual covenants and agreements contained in the Asset Purchase Agreement and in this Escrow Agreement, the parties agree as follows:

1. ESTABLISHMENT OF ESCROW ACCOUNT

1.1 Deposit of Shares. Parent shall deposit as soon as practicable on the Holder’s behalf with the Escrow Agent a certificate representing such number of shares of Parent Common Stock that equal the quotient obtained by dividing the Escrow Amount by the Value of the Parent Common Stock (as defined in the Asset Purchase Agreement) at the Closing issued pursuant to the Asset Purchase Agreement registered in the name of Embassy & Co. as nominee for the Escrow Agent (the “Initial Escrow Shares”). As used herein, the date of the Closing shall mean the date of this Agreement. Any shares of Parent capital stock that result from any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization, merger or other events made with respect to any Escrow Shares held in escrow under this Escrow Agreement (“Additional Shares”) shall be issued in the name of the Escrow Agent or its nominee and shall be held by the Escrow Agent in accordance with this Escrow Agreement. Unless otherwise indicated, as used in this Escrow Agreement, the term “Escrow Shares” includes the Initial Escrow Shares, and any Additional Shares. Parent shall certify to the Escrow Agent and the Holder in writing the number of Escrow Shares being deposited (and, if Additional Shares are deposited, shall certify the number of Additional Shares deposited), which certificate shall state that the number of escrow shares so deposited complies with the requirements of this Section 1.1, and the Escrow Agent agrees to accept delivery of the Escrow Shares and to hold such Escrow Shares in escrow in accordance with this Escrow Agreement and to release the Escrow Shares out of escrow as provided in this Escrow Agreement.

1.2 Dividends; Voting and Rights of Ownership. Any cash dividends, dividends payable in property or other distributions of any kind (except for Additional Shares) made in respect of the Escrow Shares and any interest and other income earned as specified in Section 10 below shall be distributed promptly after receipt by the Escrow Agent to the Holder. The Holder shall have the right to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the Escrow Shares. The Escrow Agent shall be under no obligation to preserve, protect or exercise voting or other rights in the Escrow Shares, and shall be responsible only for reasonable measures to maintain the physical safekeeping thereof, and otherwise to perform and observe such duties on its part as are expressly set forth in this Agreement, except that it shall, at the written request of the Holder given to the Escrow Agent at least three business days prior to the date on which the Escrow Agent is requested therein to take any action, deliver to the Holder a proxy or other instrument in the form supplied to it by the Holder for voting or otherwise exercising any right of consent with respect to any of the Escrow Shares held by it hereunder, to authorize therein the Holder to exercise such voting or consent authority in respect of the Escrow Shares. The Escrow Agent shall not be responsible for forwarding to any party, notifying any party with respect to, or taking any action with respect to, any notice, solicitation or other document or information, written or otherwise, received from any issuer or other person with respect to the Escrow Shares, including but not limited to, proxy material, tenders, options, the pendency of calls and maturities and expiration of rights. While the Escrow Shares remain in the Escrow Agent’s possession pursuant to this Escrow Agreement, the Holder shall retain and shall be able to exercise all other incidents of ownership of the Escrow Shares that are not inconsistent with the terms and conditions hereof.

1.3 No Encumbrance. None of the Escrow Shares or any beneficial interest therein may be pledged, sold, assigned or transferred, other than by operation of law. Written notice of any assignment or transfer shall be given to the Escrow Agent and Parent in writing, and no such assignment or transfer shall be valid until such notice is given.

2. RESOLUTION OF CLAIMS

2.1 Indemnification Obligations. Except as otherwise provided herein, the Escrow Shares shall serve as the sole source of payment for the indemnity obligations of DJCE under Article 8 of the Asset Purchase Agreement. Payment for any amount determined as provided below to be owing to Parent under such indemnity obligations under the Asset Purchase Agreement (“Damages”) and any award of attorneys’ fees and charges owing to Parent pursuant to Sections 2.3(c)(iv) or 11.2 of this Agreement (a “Prevailing Party Award”) shall be made by the release of Escrow Shares to Parent (each such payment, an “Escrow Adjustment”), by the Escrow Agent. By the execution of this Escrow Agreement, each of the Parent and the Holder agrees to be bound by the indemnification provisions set forth in Article 8 of the Asset Purchase Agreement and confirms that the issuance of the Escrow Amount of the Aggregate Purchase Consideration pursuant to the Asset Purchase Agreement is subject to this Escrow Agreement. Notwithstanding anything to the contrary herein, Parent shall not be entitled to receive payment of any portion of a Prevailing Party Award which is already a part of Damages (i.e., there shall be no double payment of legal fees). Upon joint written instructions from the

Parent and the Holder to the Escrow Agent to make any Escrow Adjustment pursuant to Sections 2.3(a),(b),(c)(iv), 3.3 or 11.2, the Escrow Agent shall be entitled to request that the Parent and Holder determine and certify to the Escrow Agent the amount of any Escrow Adjustment, and to identify that portion of the Escrow Adjustment which constitutes Damages and that portion of the Escrow Adjustment which constitutes a Prevailing Party Award, to the extent applicable. Each Escrow Adjustment to the Escrow Shares shall be made by the release by the Escrow Agent to Parent of Escrow Shares having an aggregate value equal to the Damages and any Prevailing Party Award, with the per share value of such shares being based, for all purposes under this Escrow Agreement, on the Value of Parent Common Stock on the date that such Claim (as defined below) is resolved (adjusted for any share dividend, reclassification, stock split, subdivision or combination of shares, recapitalization or other similar events) notwithstanding any changes in market value of the Parent Common Stock after the Closing Date, as certified to the Escrow Agent by Parent and Holder. In any circumstance in which the Escrow Agent is required to make a determination of per share value of the Escrow Shares in order to perform under or administer this Agreement, the Escrow Agent shall be entitled to request Parent and Holder jointly to determine and certify to the Escrow Agent the per share value of any such Escrow Shares, and Parent and Holder shall promptly provide such written certification to the Escrow Agent. The Escrow Agent shall be entitled to rely conclusively upon any such certification of per share value without any duty to verify or recalculate the same, and the Escrow Agent shall not be liable for any action or omission of, or delay on the part of, Parent and/or Holder in such connection. Notwithstanding any term hereof to the contrary, in any such instance, the Escrow Agent shall be entitled to refrain from taking any action otherwise required hereunder (and which requires a determination of per share value), without liability on its part, until it is provided with notice in accordance with this Agreement. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. To the extent any Escrow Shares remain outstanding after rounding, the Parent and the Holder shall instruct the Escrow Agent as to the distribution of the remaining Escrow Shares.

2.2 Notice of Claims. Promptly after the receipt by Parent of notice or discovery of any claim, damage, or legal action or proceeding giving rise to indemnification rights under the Asset Purchase Agreement, after giving effect to the aggregate minimum claims of Threshold Amount (as defined in the Asset Purchase Agreement), if applicable under the Asset Purchase Agreement (a “Claim”), Parent shall give the Holder written notice of such Claim and shall provide a copy of such notice to the Escrow Agent. Each notice of a Claim by Parent (a “Notice of Claim”) shall be in writing and shall be delivered on or before the Release Date (as defined in Section 3.1 below).

2.3 Resolution of Claims. Any Notice of Claim received by the Holder and the Escrow Agent pursuant to Section 2.2 above shall be resolved as follows:

(a) Uncontested Claims. In the event that the Holder does not contest a Notice of Claim (an “Uncontested Claim”) in writing within thirty (30) calendar days after receipt by the Escrow Agent of such Notice of Claim, as provided below in Section 2.3(b), Parent may deliver to the Escrow Agent, with a copy to the Holder, a written demand by Parent (a “Parent Demand”) stating that a Notice of Claim has been given as required in this Escrow Agreement and that no notice of contest has been received by the Escrow Agent from the Holder during the period specified in this Escrow Agreement, and further setting forth the proposed Escrow Adjustments to be made in accordance with this Section 2.3(a). Within thirty (30) calendar days after receipt by the Escrow Agent of the Parent Demand, the Holder may object by a written notice delivered to Parent and the Escrow Agent to the computations or other administrative matters relating to the proposed Escrow Adjustments (but may not object to the validity or amount of the Claim previously disclosed in the Notice of Claim and not previously timely objected to under paragraph (b)), whereupon the Escrow Agent shall not make any of the Escrow Adjustments until either: (i) Parent and the Holder shall have given the Escrow Agent written notice setting forth agreed Escrow Adjustments, or (ii) the matter is resolved as provided in Sections 2.3(b) and 2.3(c). Upon satisfaction of the foregoing, the Escrow Agent, as directed in writing by Parent, and Parent shall promptly take all steps to release the final Escrow Adjustments.

(b) Contested Claims. In the event that the Holder gives written notice to Parent and the Escrow Agent contesting all or a portion of a Notice of Claim (a “Contested Claim”) within the 30-day period provided above, (i) matters that are subject to third party claims against Parent or DJCE in a litigation or arbitration shall await the final decision, award or settlement of such litigation or arbitration, and (ii) matters that arise between Parent on the one hand, and DJCE on the other hand, including any disputes regarding performance or nonperformance of a party’s obligations under this Escrow Agreement (“Arbitrable Claims”) shall be settled in accordance with Section 2.3(c) below. Parent and Holder shall certify in writing to the Escrow Agent whether a Contested Claim is an Arbitrable Claim, and is thus subject to Section 2.3(c). Parent and Holder agree that any Arbitrable Claim is between the Parent and Holder, and the Escrow Agent is not a party to any Arbitrable Claim, and shall have no duty or obligation to monitor or enforce the provisions of Section 2.3(c) hereof, including without limitation any payment of costs pursuant to Section 2.3(c)(iv), or to determine whether a Contested Claim is an Arbitrable Claim. Any portion of a Notice of Claim that is not contested or is subsequently settled by Parent and the Holder shall be resolved as set forth above in Section 2.3(a). If written notice is received by the Escrow Agent that a Notice of Claim is contested in whole or in part by the Holder, then the Escrow Agent shall hold hereunder after what would otherwise be the Release Date (as defined in Section 3.1 below), the number of Escrow Shares specified in the Release Notice or as otherwise provided in Section 3.1, until the earlier of: (i) receipt of a settlement agreement executed by Parent and the Holder setting forth a resolution of the Notice of Claim and the Escrow Adjustments; (ii) receipt of a written notice from Parent (a “Parent Distribution Notice”) attaching a copy of the final award or decision of an arbitrator under paragraph (c) below and setting forth the Escrow Adjustments (Parent shall at the same time provide a copy of the Parent Distribution Notice to the Holder); or (iii) receipt of a written notice from the Holder (a “Holder Distribution Notice”) attaching a copy of the final award or decision of an arbitrator under paragraph (c) below that no Escrow Adjustments are to be made as a result of such Notice of Claim (the Holder shall at the same time provide a copy of the Holder Distribution Notice to Parent). If the earliest of the three events described in the preceding sentence is (i) or (ii), the Escrow Agent shall, within twenty (20) calendar days after receipt of the settlement agreement or the Parent Distribution Notice, as applicable, (a) release to Parent the number of Escrow Shares specified in the Escrow Adjustments and (b) if the Release Date has occurred, and there are no remaining unresolved Contested Claims, release to the Holder the balance of the Escrow Shares. If the earliest of the three events described above is (iii) and the Release Date has occurred, and there are no remaining unresolved Contested Claims, the Escrow Agent shall, within twenty (20) calendar days after receipt of the Holder Distribution Notice, release to the Holder the Retained Escrow (as defined in Section 3.1), provided that if the Release Date has not occurred the Escrow Shares shall continue to be held pursuant to the terms of this Agreement. If the award or decision of the arbitrator concludes that Escrow Shares are to be released to Parent either in satisfaction of Damages or as Prevailing Party Awards, the arbitrator shall specify the number of Escrow Shares to be so released to Parent either in the arbitrator’s final award or decision or a supplementary report or finding. In the event that the Escrow Agent institutes an action for interpleader in accordance with Section 4.6 of this Escrow Agreement as a result of a dispute between the parties, the parties hereby agree to jointly seek to stay such interpleader action pending the resolution of any arbitration commenced by the parties or any dispute pursuant to this Section 2.3(b) and Section 2.3(c).

(c) Arbitration.

(i) Arbitration Rules. Any Arbitrable Claim, and any dispute between the Holder and Parent under this Escrow Agreement, shall be submitted by the Holder and the Parent to final and binding arbitration before a single arbitrator in London, England in accordance with the Rules of Arbitration of the International Chamber of Commerce. The Escrow Agent shall be under no obligation to participate in any such proceeding.

(ii) Binding Effect. The final decision of the arbitrator shall be reasoned, and furnished in writing in English to the Escrow Agent, the Holder and Parent and will constitute a conclusive determination of the issue in question, binding upon the Holder and Parent. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve an Arbitrable Claim. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.

(iii) Compensation of Arbitrator. The arbitrator will be compensated for his or her services, as provided below in Section 2.3(c)(iv), in accordance with the commercial Rules of Arbitration of the International Chamber of Commerce.

(iv) Payment of Costs. Subject to the limitations in the Asset Purchase Agreement, the substantially prevailing party in any arbitration shall be entitled to an award of reasonable attorneys’ fees and costs, and all costs of arbitration, including those provided for above, will be paid by the losing party, subject in each case to a determination by the arbitrator as to which party is the substantially prevailing party and the amount of such fees and costs to be allocated to such party and subject to the terms of Section 2.3(c)(iii). Any amounts payable to Parent by or on account of the Holder under this subsection will be reimbursed as if the amount of such awarded fees and expenses were an Uncontested Claim.

(v) Terms of Arbitration. The arbitrator chosen in accordance with these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Escrow Agreement, the Asset Purchase Agreement or any other documents that are executed in connection therewith.

(vi) Exclusive Remedy. Arbitration under this Section 2.3(c) shall be the sole and exclusive remedy of the parties for any Arbitrable Claim arising out of this Escrow Agreement.

3. RELEASE FROM ESCROW

3.1 Release of Escrow Shares. The Escrow Shares shall be released by the Escrow Agent and Parent as soon as practicable, taking into account the notices to be delivered under this Section 3.1, on the date that is one (1) year after the Effective Time (the “Release Date”) less: (a) any

Escrow Shares delivered to or deliverable to Parent in satisfaction of Uncontested Claims or Contested Claims which have been settled by the parties hereto, and (b) any of the Escrow Shares subject to delivery to Parent in accordance with Section 2.3(b) with respect to any then pending Contested Claims. Within ten (10) of the Escrow Agent’s business days (“Business Days”) after the Release Date, Parent and the Holder shall deliver to the Escrow Agent a written notice (a “Release Notice”) setting forth the number of Escrow Shares to be released by the Escrow Agent (the “Released Escrow”), including the number of Escrow Shares to be released to the Holder and the number of Escrow Shares to be retained as provided in this Section 3.1 (the “Retained Escrow”). Parent and the Holder shall make a good faith effort to agree on a reasonable portion of the Escrow Shares to retain for pending Contested Claims and Prevailing Party Awards and related expenses. Until such agreement is reached, or a determination is made in accordance with Section 2.3(c), the remaining Escrow Shares shall be the Retained Escrow. The Escrow Agent shall be authorized to act in accordance with any Release Notice, and shall have no duty or obligation to determine whether the Retained Escrow, if any, is sufficient to pay any outstanding Contested Claims and/or Prevailing Party Awards, to the extent applicable. In lieu of releasing any fractional Escrow Shares, any fraction of a released Escrow Share that would otherwise be released shall be rounded to the nearest whole Escrow Share. Within ten (10) Business Days after receipt of the Release Notice, the Escrow Agent shall deliver (by overnight courier service) to Holder evidence of ownership of the number of Escrow Shares so released. The Escrow Agent shall not be required to take such action until the Escrow Agent has received the Release Notice executed by Parent and the Holder or, in the event Parent and the Holder fail to execute and deliver a jointly approved Release Notice, a final award or decision which specifies the distribution of the Escrow Shares.

3.2 Release of Retained Escrow. Upon the resolution of Contested Claims as provided for in Section 2.3(b), the Retained Escrow shall be subject to release by the Escrow Agent to Parent and/or to the Holder in accordance with Section 2.3(b), this Section and as otherwise provided for in this Escrow Agreement. The Escrow Agent and Parent shall cause the transfer agent to transfer to Parent the number of Escrow Shares to be released to Parent pursuant to Section 2.3(b) and reissue certificates for Escrow Shares that are to be either distributed to the Holder pursuant to Section 3.1 or further retained by the Escrow Agent pending the resolution of Contested Claims and/or Prevailing Party Awards. Any Escrow Shares released from escrow to Parent shall be subject to cancellation by Parent without requiring Parent to pay any consideration whatsoever in receipt thereof to the Holder.

4. ESCROW AGENT

4.1 Duties. The duties and responsibilities of the Escrow Agent hereunder shall be entirely administrative and not discretionary and shall be determined solely by the express provisions of this Escrow Agreement and no duties shall be implied. The Escrow Agent shall not be responsible for any of the agreements referred to or described herein (including without limitation the Asset Purchase Agreement), or for determining or compelling compliance therewith, and shall not otherwise be bound thereby. The Escrow Agent shall be obligated to act only in accordance with written instructions received by it as provided in this Escrow Agreement and is authorized hereby to comply with any orders, judgments, or decrees of any court with or without jurisdiction and shall not be liable as a result of its compliance with the same.

4.2 Legal Opinions. As to any questions arising in connection with the administration of this Escrow Agreement, the Escrow Agent may rely absolutely upon the joint instruction of Parent and the Holder or the opinions or advice given to the Escrow Agent by its outside counsel (provided such counsel has not provided and does not provide legal services to Parent or Holder) or in-house counsel and shall be free of liability for acting or refraining from acting in reliance on such opinions.

4.3 Signatures. The Escrow Agent may rely absolutely upon the genuineness and authorization of the signature and purported signature of any party upon any instruction, notice, release, receipt or other document delivered to it pursuant to this Escrow Agreement.

4.4 Receipts and Releases. The Escrow Agent may, as a condition to the disbursement of monies or disposition of securities as provided herein, require from the payee or recipient a receipt therefor and, upon final payment or disposition, a release of the Escrow Agent from any liability arising out of its execution or performance of this Escrow Agreement, such release to be in a form reasonably satisfactory to the Escrow Agent.

4.5 Refrain from Action. The Escrow Agent shall be entitled to refrain from taking any action contemplated by this Escrow Agreement in the event it becomes aware of any dispute between DJCE and Parent (related to the Escrow Shares) as to any material facts or as to the happening of any event precedent to such action.

4.6 Interpleader. If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but the Escrow Agent in its discretion may institute such interpleader or other proceedings in connection therewith as the Escrow Agent may deem proper, and in following either course, the Escrow Agent shall not be liable.

4.7 Other Provisions. The Escrow Agent may rely and shall be protected in acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall be not be liable for any action taken or omitted by it unless a court of competent jurisdiction determines that the primary cause of a loss to the Parent or the Holder was the Escrow Agent’s gross negligence, willful neglect, or bad faith. In the administration of this Escrow Agreement, the Escrow Agent may execute any of its powers and perform its duties hereunder directly or through agents or attorneys and may, consult with counsel, including in-house counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. The Escrow Agent shall not be obligated to take any legal or other action hereunder which might in its judgment involve or cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification.

5. INDEMNIFICATION

5.1 Waiver and Indemnification. Parent and the Holder agree to and hereby do waive any suit, claim, demand or cause of action of any kind which they may have or may assert against the Escrow Agent arising out of or relating to the execution or performance by the Escrow

Agent of this Escrow Agreement, unless such suit, claim, demand or cause of action is based upon the willful neglect or gross negligence or bad faith of the Escrow Agent. Holder and Parent further agree, jointly and severally, to indemnify and hold Escrow Agent and its directors, officers, agents and employees (collectively, the “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket, incidental expenses, reasonable legal fees and expenses, and the allocated costs and expenses of in-house counsel and legal staff (“Losses”) that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any instructions or other directions upon which the Escrow Agent is authorized to rely pursuant to the terms of this Escrow Agreement, provided the Escrow Agent has not acted with gross negligence, willful neglect or bad faith. In addition to and not in limitation of the immediately preceding sentence, Parent and the Holder also agree, jointly and severally, to indemnify and hold the Indemnitees and each of them harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against the Indemnitees or any of them in connection with or arising out of the Escrow Agent’s performance under this Escrow Agreement, provided the Escrow Agent has not acted with gross negligence, willful neglect or bad faith. The provisions of this Section 5.1 shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent for any reason. Anything in this Escrow Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of such loss or damage and regardless of the form of action.

5.2 Conditions to Indemnification. The Escrow Agent shall have no more or less responsibility or liability on account of any action or omission of any book-entry depository, securities intermediary or other sub-escrow agent employed by the Escrow Agent than any such book-entry depository, securities intermediary or other sub-escrow agent has to the Escrow Agent, except to the extent that such action or omission of any book-entry depository, securities intermediary or other sub-escrow agent was caused by the Escrow Agent’s own gross negligence, bad faith or willful misconduct in breach of this Agreement.

6. ACKNOWLEDGMENT BY THE ESCROW AGENT

By execution and delivery of this Escrow Agreement, the Escrow Agent acknowledges that the terms and provisions of this Escrow Agreement are acceptable and it agrees to carry out the provisions of this Escrow Agreement on its part.

7. RESIGNATION OR REMOVAL OF ESCROW AGENT; SUCCESSOR

7.1 Resignation and Removal.

7.1.1 Notice. The Escrow Agent may resign as such following the giving of thirty (30) days’ prior written notice to the other parties hereto. Similarly, the Escrow Agent may be removed and replaced following the giving of thirty (30) days’ prior written notice to be given to the Escrow Agent jointly by the Holder and Parent. In either event, the duties of the Escrow Agent shall terminate thirty (30) days after the date of such notice (or as of such earlier date as may be mutually agreeable), and the Escrow Agent shall then deliver the balance of the Escrow Shares then in its possession to a successor Escrow Agent as shall be appointed by the other parties hereto as evidenced by a written notice filed with the Escrow Agent.

7.1.2 Court Appointment. If the parties hereto are unable to agree upon a successor or shall have failed to appoint a successor prior to the expiration of thirty (30) days following the date of the notice of resignation or removal, then the acting Escrow Agent, at the expense of the Holder and Parent, may petition any court of competent jurisdiction for the appointment of a successor Escrow Agent or other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto.

7.2 Successors. Every successor appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Holder and Parent, an instrument in writing accepting such appointment hereunder, and thereupon such successor, without any further act, shall become fully vested with all the duties, responsibilities and obligations of its predecessor; but such predecessor shall, nevertheless, on the written request of its successor or any of the parties hereto, execute and deliver an instrument or instruments transferring to such successor all the rights of such predecessor hereunder, and shall duly assign, transfer and deliver all property, securities and monies held by it pursuant to this Escrow Agreement to its successor. Should any instrument be required by any successor for more fully vesting in such successor the duties, responsibilities, and obligations hereby vested or intended to be vested in the predecessor, any and all such instruments in writing shall, on the request of any of the other parties hereto, be executed, acknowledged, and delivered by the predecessor.

7.3 New Escrow Agent. In the event of an appointment of a successor, the predecessor shall cease to be Escrow Agent of any funds, securities or other assets and records it may hold pursuant to this Escrow Agreement, and the successor shall become such Escrow Agent.

7.4 Release. Upon acknowledgment by any successor Escrow Agent of the receipt of the then remaining balance of the Escrow Shares, the then acting Escrow Agent shall be fully released and relieved of all duties, responsibilities and obligations under this Escrow Agreement that may arise and accrue thereafter.

7.5 Successors. Any corporation or association into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation or association resulting from anymerger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation or association to which all or substantially all the corporate trust business of the Escrow Agent in its individual capacity may be sold or otherwise transferred, shall be the Escrow Agent hereunder without further act.

8. FEE

(a) Parent agrees (i) to pay or reimburse the Escrow Agent for its attorney’s fees and expenses incurred in connection with the preparation of this Agreement and (ii) to pay the Escrow Agent’s compensation for its normal services hereunder in accordance with the fee schedule attached as Exhibit 8, which may be subject to change hereafter on an annual basis.

(b) Parent agrees to reimburse the Escrow Agent on demand for all costs and expenses incurred in connection with the administration of this Agreement or the escrow created hereby or the performance or observance of its duties hereunder which are in excess of its compensation for normal services hereunder, including without limitation, payment of any legal fees and expenses incurred by the Escrow Agent in connection with resolution of any claim by any party hereunder.

9. TERMINATION; DEFICIENCY CLAIMS

This Escrow Agreement and the escrow created hereby shall terminate following Escrow Agent’s delivery of all remaining Escrow Shares to the Holder and/or Parent pursuant to Section 2 or 3.

10. TAX MATTERS

The parties hereto acknowledge that the Escrow Shares are held in the escrow account on behalf of the Holder and that for tax reporting purposes all interest or other income earned from the investment of the Escrow Shares shall be allocable and taxed to the Holder in each taxable year in which earned.

11. MISCELLANEOUS PROVISIONS

11.1 Parties in Interest. This Escrow Agreement is not intended, nor shall it be construed, to confer any enforceable rights on any person not a party hereto. All of the terms and provisions of this Escrow Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

11.2 Attorneys’ Fees. In the event of any action to enforce any provision of this Escrow Agreement, or on account of any default under or breach of this Escrow Agreement, the substantially prevailing party in such action shall be entitled to recover, in addition to all other relief, from the other party all attorneys’ fees incurred by the substantially prevailing party in connection with such action (including, but not limited to, any appeal thereof). Notwithstanding the foregoing, the Parent shall reimburse the Escrow Agent for any fees, including any legal fees and expenses, incurred by the Escrow Agent pursuant to Section 8 of this Agreement. The Escrow Agent shall be under no duty or obligation to monitor or enforce any action between the Parent and Holder pursuant to this Section 11.2; provided, however, that the Escrow Agent shall pay any Prevailing Party Awards in accordance with this Agreement.

11.3 Entire Agreement. This Escrow Agreement constitutes the final and entire agreement among the parties with respect to the subject matter hereof and supersedes all prior arrangements or understandings.

11.4 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the date scheduled for delivery after such notice is sent by a internationally recognized overnight or second day express courier or (iii) by fax upon written confirmation (including the automatic confirmation that is received from the recipient’s fax machine) of receipt by the recipient of such notice:

If to Parent:	TranSwitch Corporation
Three Enterprise Drive
Shelton, CT 06484
Attention: General Counsel
Telephone No.: 203 929-8810
Fax No.: 203 926-9453

With copies to:

Brown Rudnick Berlack Israels LLP
One Financial Center
Boston, MA 02111
Attention: Timothy C. Maguire,Esq.
Telephone No.: (617) 856-8200
Fax No.: (617) 856-8201

If to Parent’s Transfer Agent:	Computershare
150 Royall Street
Canton, MA 02021
Attention: Paula Gill
Telephone No.: (781) 575-2338
Fax No.: (781) 575-2549

If to the Holder:	Data – JCE Ltd.
21B Habarzel St.,
Tel Aviv 69710,
Israel
Attn: Osher Elron
Facsimile: (972) (3) 645-4400

With copies to:

Erdinast, Ben Nathan & Co., Advocates
4 Berkowitz St., Museum Tower,
Tel Aviv 64238, Israel
Attention: Roy Caner, Adv.
Telephone No.: (972) – (3) 777-0100
Fax No.: (972) – (3) 777-0101

If to the Escrow Agent:
U.S. Bank National Association
One Federal Street, 3rd Floor
Boston, MA 02110
Attention: Transwitch/DJCE Escrow
Telephone No.: (617) 603-6568
Fax No.: (617) 603-6667

If to Holder: Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 11.4.

11.5 Changes. The terms of this Escrow Agreement may not be modified or amended, or any provisions hereof waived, temporarily or permanently, except pursuant to the written agreement of Parent, the Holder and the Escrow Agent.

11.6 Severability. If any term or provision of this Escrow Agreement or the application thereof as to any person or circumstance shall to any extent be invalid or unenforceable, the remaining terms and provisions of this Escrow Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Escrow Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.7 Counterparts. This Escrow Agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page to Escrow Agreement in the form annexed to this Escrow Agreement by any party hereto who shall have been furnished the final form of this Escrow Agreement shall constitute the execution and delivery of this Escrow Agreement by such party.

11.8 Headings. The headings of the various sections of this Escrow Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Escrow Agreement.

11.9 Governing Law. This Escrow Agreement shall be construed and controlled by the laws of the Commonwealth of Massachusetts without regard to the principles of conflicts of laws.

11.10 Binding Effect. This Escrow Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, affiliates, successors and assigns.

11.11 Release of Escrow Shares. Whenever the Escrow Agent is required under this Agreement to release or distribute Escrow Shares or property it shall not be required to do so sooner than two (2) business days after the Escrow Agent has received the requisite notices or paperwork in good form, or passage of the applicable claims period or release date, as the case may be.

11.12 Tax Indemnification. Parent and Holder agree, jointly and severally, (i) to assume any and all obligations imposed now or hereafter by any applicable tax law with respect to any payment or distribution of the Escrow Funds or performance of other activities under this Agreement, (ii) to instruct the Escrow Agent in writing with respect to the Escrow Agent’s responsibility for withholding and other taxes, assessments or other governmental charges, and to instruct the Escrow Agent with respect to any certifications and governmental reporting that may be required under any laws or regulations that may be applicable in connection with its acting as Escrow Agent under this

Agreement, and (iii) to indemnify and hold the Escrow Agent harmless from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against the Escrow Agent in connection with or relating to any payment made or other activities performed under the terms of this Agreement, including without limitation any liability for the withholding or deduction of (or the failure to withhold or deduct) the same, and any liability for failure to obtain proper certifications or to report properly to governmental authorities in connection with this Agreement, including costs and expenses (including reasonable legal fees and expenses), interest and penalties. The foregoing indemnification and agreement to hold harmless shall survive the termination of this Agreement.

11.13 Dispute Resolution. It is understood and agreed that should any dispute arise with respect to the delivery, ownership, right of possession, and/or disposition of the Escrow Shares, or should any claim be made upon the Escrow Agent or the Escrow Shares by a third party, the Escrow Agent upon receipt of notice of such dispute or claim is authorized and shall be entitled (at its sole option and election) to retain in its possession without liability to anyone, all or any of said Shares until such dispute shall have been settled either by the mutual written agreement of the parties involved or by a final order, decree or judgment of a court in the United States of America, the time for perfection of an appeal of such order, decree or judgment having expired. The Escrow Agent may, but shall be under no duty whatsoever to, institute or defend any legal proceedings which relate to the Escrow Shares.

11.14 Consent to Jurisdiction and Service. Each of the interested parties hereby absolutely and irrevocably consents and submits to the jurisdiction of the courts in the Commonwealth of Massachusetts and of any Federal court located in said Commonwealth in connection with any actions or proceedings brought against any of the interested parties (or each of them) by the Escrow Agent arising out of or relating to this Escrow Agreement. In any such action or proceeding, each of the interested parties each hereby absolutely and irrevocably (i) waives any objection to jurisdiction or venue, (ii) waives personal service of any summons, complaint, declaration or other process, and (iii) agrees that the service thereof may be made by certified or registered first-class mail directed to such party, as the case may be, at their respective addresses in accordance with Section 11.4 hereof.

11.15 Force Majeure. The Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters.

11.16 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, and (b) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

11.17 Delivery of Escrow Shares. The Escrow Agent is not the transfer agent of the Escrow Shares. When shares are required to be delivered by the Escrow Agent to Parent or the Holder pursuant to this Agreement, delivery shall be made by the Escrow Agent’s instructing such stock transfer agent to deliver certificates to Parent or the Holder at their addresses set forth in 11.4.

Signature Page to Escrow Agreement

IN WITNESS WHEREOF, the parties have duly executed this Escrow Agreement as of the day and year first above written.

TRANSWITCH CORPORATION		DATA-JCE LTD.

By:	/s/ Theodore Chung	By:	/s/ Efraim Sagi
Title:	VP Business Development	Title:	Chairman of the Board

ESCROW AGENT
		By:	/s/ Osher Elron
U.S. BANK NATIONAL ASSOCIATION AS ESCROW AGENT		Title:	CEO

By:	/s/ David Ganss
Authorized Signatory